Exhibit (6)(b)


                                    Form of
                         Expense Limitation Agreement

     Expense Limitation Agreement made as of [ ], 2009 between Pioneer Investment Management, Inc. ("PIM") and the investment companies (and series thereof) listed on Annex A (each a "Fund").

     Whereas PIM wishes to reduce the expenses of certain classes of each Fund for a prescribed period after the consummation of the reorganization of a Regions Morgan Keegan Select Fund into such Fund (each a "Reorganization"); and


     Whereas each Fund wishes to have PIM enter into such an agreement.

     Now therefore the parties agree as follows:

     Section 1. PIM agrees to limit each Fund's ordinary operating expenses (other than extraordinary expenses, such as litigation, taxes, brokerage commissions, etc.) attributable to the Class A shares and Class Y shares (the "Expense Limitation") to the percentage listed on Annex A of the Fund's average daily net assets attributable to such class, until the second or third anniversary date of the Reorganization relating to the Fund as specified by Annex A. Such limitation shall be made by waiving or reimbursing transfer agency fees and/or reimbursing expenses attributable to Class A shares or Class Y shares. In the event that the waiver of transfer agency fees and expenses is not sufficient, PIM shall waive other fees and/or reimburse the Fund for the Fund's other ordinary operating expenses (other than extraordinary expenses, such as litigation, taxes, brokerage commissions, etc.) so that the Expense Limitation is satisfied with respect to Class A shares or Class Y shares, as the case may be. PIM's obligations under this Section 1 with respect to each Fund and class thereof are contingent on the consummation of the Reorganization with respect to that Fund and class.

     Section 2. PIM may not terminate or modify the duration or amount of this Expense Limitation Agreement. PIM may otherwise modify this Agreement with the approval of the Board of Trustees of each Fund.

     Section 3. This Agreement automatically terminates without obligation by the Fund upon termination of the Management Agreement between PIM and the Fund.


     Section 4. This Agreement shall be governed by the laws of the State of Delaware.

     In witness whereof, the parties hereto have caused this Agreement to be signed as of the [ ] day of [ ], 2009.



Each Fund listed on Annex A               PIONEER INVESTMENT MANAGEMENT, INC.


By:                                       By:
   ---------------------------------         ---------------------------------
Daniel K. Kingsbury                       Gregg M. Dooling
Executive Vice President                  Chief Financial Officer

                                                                        Annex A



------------------------------------------------------------------------------------------
                                                        Class A     Class Y
Fund                                                     Shares      Shares      Duration*
------------------------------------------------------------------------------------------
Pioneer Fund                                              1.47%       1.22%        3 Years
------------------------------------------------------------------------------------------
Pioneer Growth Fund (a series of Pioneer Series           1.25%       1.00%        3 Years
Trust I)
------------------------------------------------------------------------------------------
Pioneer Cullen Value Fund (a series of Pioneer Series     1.26%       1.01%        3 Years
Trust III)
------------------------------------------------------------------------------------------
Pioneer Mid Cap Value Fund                                1.43%       1.18%        3 Years
------------------------------------------------------------------------------------------
Pioneer Classic Balanced Fund (a series of Pioneer        1.33%       1.08%        3 Years
Series Trust IV)
------------------------------------------------------------------------------------------
Pioneer Mid Cap Growth Fund II (a series of Pioneer       1.25%       1.00%        3 Years
Series Trust I)
------------------------------------------------------------------------------------------
Pioneer Bond Fund                                         1.01%       0.76%        3 Years
------------------------------------------------------------------------------------------
Pioneer Short Term Income Fund                            1.04%       0.79%        3 Years
------------------------------------------------------------------------------------------
Pioneer Intermediate Tax Free Income Fund (a series       0.93%       0.68%        3 Years
of Pioneer Series Trust I)
------------------------------------------------------------------------------------------
Pioneer Cash Reserves Fund (a series of Pioneer           0.70%       0.45%        2 Years
Money Market Trust)
------------------------------------------------------------------------------------------
Pioneer Treasury Reserves Fund (a series of Pioneer       0.65%       N/A          2 Years
Series Trust IV)
------------------------------------------------------------------------------------------

* From the closing date of the Reorganization into the Fund of a corresponding Regions Morgan Keegan Select Fund.